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                                                                    EXHIBIT 99.1

                                      PROXY

         The undersigned, revoking all prior proxies, hereby appoints Matthew Bergeron and William Thale, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the special meeting of shareholders of e2E Corporation ("e2E") to be held on ____________, 2000, or at any adjournment thereof, all shares of the undersigned in e2E.


The shares represented by this proxy will be voted in accordance with the instructions given.

THIS PROXY IS SOLICITED ON BEHALF OF E2E'S BOARD OF DIRECTORS. The board of directors recommends a vote FOR the Proposal.

UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSAL AND ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

                  Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

                  Receipt is acknowledged of the notice and proxy statement (also the prospectus supplement and prospectus of Plexus Corp.) relating to this meeting.

         [ ]      Please check here if you plan to attend the meeting in person.



         1 PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER AMONG PLEXUS CORP., E2E AND A SUBSIDIARY OF PLEXUS

                  FOR _____          AGAINST _____           ABSTAIN _____


Date _______________, 2000          Signature(s)_____________________

                                                _____________________


Please mark, date, sign and
return the proxy promptly.